EXHIBIT 4(c)

               Form of Group Variable Annuity (21GVAN897)

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American International Life Assurance
Company of New York
80 Pine Street
New York, New York 10270
A capital stock company

This Group Contract is a contract between American International Life Assurance Company of New York ("We", "Us" or "Our") and the Group Contractholder ("You" or "Your") shown on the Group Contract Schedule.

Subject to the terms of this Group Contract and the certificates We issue to each Certificateholder, We will provide the benefits described in this Group Contract. We do this in return for the application of the Group Contractholder, and any required individual applications for annuity coverage on the Annuitant(s) and for the payment of the premiums. We will make annuity payments to the Annuitant as set forth in this certificate beginning on the Annuity Date.


This Group Contract becomes effective at 12:01 A.M. Standard Time on the Group Contract Effective Date at the address of the Group Contractholder and will continue in force, in accordance with the applicable provisions, unless terminated in accordance with its provisions. It and the certificates are non-participating and are not entitled to share in Our surplus earnings.

CERTIFICATEHOLDER'S RIGHT TO CANCEL THE CERTIFICATE. The certificate may be returned within 10 days after the Certificateholder receives it. It can be mailed or delivered to either Us or Our agent. Return of the certificate by mail is effective as of the date of its postmark, properly addressed and postage pre-paid. The returned certificate will be treated as if We had never issued it. We will promptly refund the Certificate Value as of the date of return; this may be more or less than the Premium paid.

The certificate is a variable annuity certificate. Annuity payments and Certificate Value may increase or decrease depending on the experience of the Variable Account identified in the Certificate Schedule.

The assets of the Variable Account must earn a minimum annual rate of 6.4% so that the dollar amount of the variable annuity payments will not decrease below the level shown in the Options On A Variable Basis Table on page 15 of the certificate.


Signed by the Company:


     /s/ Elizabeth M. Tuck                   /s/ RJ O'Connell

     Elizabeth M. Tuck                       RJ O'Connell

     Secretary                               President


                                     GROUP VARIABLE ANNUITY GROUP CONTRACT
                                               Non-Participating


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                                TABLE OF CONTENTS



                                                     PAGE
     GROUP CONTRACT CONTRACT SCHEDULE                  3
     DEFINITIONS                                       4
     GENERAL PROVISIONS                                5
     CERTIFICATE OWNERSHIP PROVISIONS                  6
     BENEFICIARY PROVISIONS                            6
     PREMIUM PROVISIONS                                7
     VARIABLE ACCOUNT                                  7
     GUARANTEED ACCOUNT                                8
     TRANSFERS                                         8
     CERTIFICATE CHARGES                               9
     DOLLAR COST AVERAGING                             9
     ANNUITY PROVISIONS                                10
     ANNUITY OPTIONS                                   10
     DEATH BENEFIT                                     12
     SURRENDER PROVISIONS                              13
     DELAY OF PAYMENTS                                 13
     FIXED OPTIONS TABLE                               14
     VARIABLE OPTIONS TABLE                            15


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                                   DEFINITIONS



ACCUMULATION UNIT - An accounting unit of measure used to calculate the Certificate Value prior to the Annuity Date.

ADMINISTRATIVE OFFICE - The Annuity Service Office of the Company as designated on the Group Contract Schedule and Certificate Schedule.

ANNUITANT  -  The  person  designated  by  the   Certificateholder   upon  whose
continuation of life any annuity payment involving life contingencies depends.

ANNUITY DATE - The date on which annuity payments are to commence.

ANNUITY OPTION - An arrangement under which annuity payments are made under the certificate.

ANNUITY UNIT - An accounting unit of measure used to calculate annuity payments after the Annuity Date.

CERTIFICATE   ANNIVERSARY  -  An  anniversary  of  the  Effective  Date  of  the certificate.

CERTIFICATE VALUE - The dollar value as of any Valuation Date of all amounts accumulated under the certificate.

CERTIFICATE YEAR - Each period of twelve (12) months commencing with the Effective Date of the certificate.

CERTIFICATEHOLDER - The Owner of the certificate as named in the Certificate Schedule, unless changed, and has all rights under this certificate.

EFFECTIVE DATE - The date shown on the Certificate Schedule on which the first Certificate Year begins.

ELIGIBLE PERSONS - Persons eligible to become Certificateholders under this Group Contract. They are described as Eligible Persons on the Group Contract Schedule.

ELIGIBLE INVESTMENT(S) - Those investments available under the certificate. Eligible Investments, at the time this certificate is issued, are shown in the application for this certificate .

GUARANTEED ACCOUNT - A part of Our General Account which earns a Guaranteed Rate of interest.

PREMIUM - Purchase payments are referred to in the certificate as Premiums.

SUBACCOUNT - A division of the Variable Account established to invest in a particular portfolio of Eligible Investments.

VALUATION DATE - Each day that the New York Stock Exchange is open for trading.

VALUATION PERIOD - The period between the close of business of the New York Stock Exchange on any Valuation Date and the close of business for the next succeeding Valuation Date.

VARIABLE ACCOUNT - The Separate Account designated on the Certificate Schedule.

WE, OUR, US - American International Life Assurance Company of New York .

YOU, YOUR - The Owner of this Group Contract.


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                              GENERAL PROVISIONS


ENTIRE CONTRACT - The entire contract consists of this Group Contract, the certificates, the Group Contractholder's application, each Certificateholder's application for coverage under this Group Contract, and any attached riders, endorsements or amendments.

We rely on the Group Contractholder's application to issue this Group Contract and the individual applications, if any, to issue certificates providing annuity coverage on each Annuitant. Statements made by the Group Contractholder or any Annuitant or Certificateholder are deemed to be representations and not warranties. No such statement will be used to contest this Group Contract, a certificate or a claim unless a copy of the instrument is furnished to the person making the statement or to his/her beneficiary.

CERTIFICATES - We will issue a certificate to each Certificateholder describing the coverage under this Group Contract. The certificate will describe the benefits of this Group Contract, to whom the benefits will be paid, and the limitations and conditions that apply.

CHANGING THIS GROUP CONTRACT OR A CERTIFICATE - This Group Contract or a certificate may only be changed, in writing, by one of our executive officers. No other person, including an agent, has any authority to change or reinstate this Group Contract or a certificate, or extend the time for paying a premium.

MODIFICATION OF GROUP CONTRACT OR CERTIFICATE - This Group Contract or the certificate may not be modified by Us, without Your consent and the consent of the Certificateholder for the certificate except as may be required by applicable law. If the state insurance laws or regulations, the federal securities or tax laws or regulations, or any regulations under which this certificate would qualify as an annuity change, We may amend the form(s) to comply with these changes.

NON-PARTICIPATION   IN  SURPLUS  -  This  contract  and  each   certificate   is
non-participating and does not share in any distribution of Our profits or surplus.

INCONTESTABILITY - Certificates are not contestable.

MISSTATEMENT OF AGE OR SEX - We will require proof of age and sex of the Annuitant before making any life annuity payment provided for by the certificate. If the age or sex of the Annuitant has been misstated, the amount payable will be the amount that the Certificate Value would have provided at the true age or sex.

Once annuity payments have begun, any underpayments will be made up in one sum including interest at the annual rate of 3%, unless a higher interest rate is required by the law of the jurisdiction where this certificate is delivered, with the next annuity payment. Overpayments including interest at the annual rate of 3%, unless a higher interest rate is required by the law of the jurisdiction where this certificate is delivered, will be deducted from the future annuity payments until the total is repaid.

CERTIFICATE SETTLEMENT - The certificate must be returned to Us upon settlement as a death claim. Prior to any settlement as a death claim, due proof of death must be submitted to Us.

REPORTS - We will furnish each Certificateholder with a report showing the Certificate Value, Cash Surrender Value and Death Benefit at least once each calendar year. We will also furnish an annual report of the Variable Account. These reports will be sent to the Certificateholder's last known address.

TAXES - Any taxes paid to any governmental entity will be charged against the Premiums or the Certificate Value, depending upon the Certificateholder's state of residence. We may, at Our sole discretion, pay taxes when due and deduct that amount from the Certificate Value at a later date. Our payment of such taxes at an earlier date does not waive any right We may have to deduct amounts at a later date.

EVIDENCE OF SURVIVAL - Where any benefits under the certificate are contingent upon the recipient being alive on a given date, We will require proof satisfactory to Us that the condition has been met.

PROTECTION OF PROCEEDS - No Beneficiary or payee may commute, or assign any payments under this certificate before they are due. To the extent permitted by law, no payments will be subject to the debts of any Beneficiary or payee nor to any judicial process for payment of those debts.

MINIMUM BENEFITS - Any paid-up annuity, cash surrender or death benefit that may be available under the certificate is not less than the minimum benefits required by statute in the jurisdiction in which this certificate is delivered.

CONTINUATION OF CERTIFICATE COVERAGE - It this Group Contract should terminate, coverage may be continued under the certificate by the timely payment of premiums directly to our Administrative Office or to one of our agents.

REQUIRED DATA - You must give Us data that We need to administer this Group Contract.

EXAMINATION OF RECORDS - We have the right to examine all records of the Group Contractholder that pertain to the benefits provided by this Group Contract.

CONTINUATION OF THIS GROUP CONTRACT - This Group Contract will continue in force, subject to the Group Contract Termination provision.

CONFORMITY WITH STATE STATUTES - Any provision of this Group Contract that, on the Group Contract Effective Date, conflicts with state laws of the governing jurisdiction is changed by endorsement to meet the minimum requirements of those laws, and will be filed with the Insurance Authority in the governing jurisdiction.

CLERICAL ERROR - Clerical error will not void any certificate issued under this Group Contract which is otherwise validly in force, nor will it keep in force any certificate that otherwise would not.

CERTIFICATE PROVISIONS MADE PART OF THIS GROUP CONTRACT - A copy of the certificates, riders and endorsements is added to and made part of this Group Contract.



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                       CERTIFICATE OWNERSHIP PROVISIONS


CERTIFICATE - The Owner of the Certificate is the Certificateholder named in the Certificate Schedule.

The Certificateholder may exercise all the rights of the certificate, subject to the rights of:

1.   any assignee under an assignment filed with Our Administrative Office; and

2.   any irrevocably named Beneficiary.

TRANSFER OF OWNERSHIP - The Certificateholder may transfer Ownership of his/her certificate. A written request, dated and signed by Certificateholder, must be sent to and received by Our Administrative Office. We may require the certificate for endorsement. The transfer will take effect as of the date the request was received and recorded at Our Administrative Office.


Transfer of Ownership does not change the Beneficiary, nor transfer the Beneficiary's interest. Any change or transfer of Ownership is subject to any payment made by Us before the request is received and recorded at Our Administrative Office.

ASSIGNMENT - The Certificateholder may assign his/her certificate. A copy of any assignment must be filed with Our Administrative Office. We are not responsible for the validity of any assignment. If the Certificateholder assigns his/her certificate, his/her rights and those of any revocably-named person will be subject to the assignment. An assignment will not affect any payments We may make or actions We may take before such assignment has been recorded at Our Administrative Office.
A change in ownership or an assignment may result in adverse tax consequences.



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                             BENEFICIARY PROVISIONS


BENEFICIARY - The Beneficiary will receive the death benefit. The Beneficiary is named in the Certificate Schedule.

DEATH OF BENEFICIARY - If no named beneficiary is living at the time a death benefit becomes payable we will pay the death benefit to Certificateholder's estate.

CHANGE OF BENEFICIARY - To change a beneficiary, a written request for a change of beneficiary, dated and signed by the Certificateholder, must be received at Our Administrative Office. If the request is received at Our Administrative Office after the death of the Certificateholder, it will be effective only if no payment has been made. After the change is recorded, it will take effect as of the date the request was signed.

                              PREMIUM PROVISIONS


PREMIUM - All premiums are payable in advance to Us. The Initial Premium is due on or before the certificate's Effective Date. Thereafter, Premium payments may be made at any time prior to the Annuity Date, in an amount equal to or greater than the Minimum Subsequent Premium amount, shown on the Certificate Schedule page.

ALLOCATION OF PREMIUM PAYMENTS - Premiums may be allocated to one or more of the Subaccounts of the Variable Account or to the Guaranteed Account. Whole percentages must be used. The allocation of the Initial Premium is shown on the Certificate Schedule. The Certificateholder may change the allocation by written request at any time. Any subsequent Premium received will be allocated in accordance with the most recently received allocation instructions.

                                VARIABLE ACCOUNT

GENERAL DESCRIPTION - The name of the Variable Account is shown in the Certificate Schedule. The assets of the Variable Account and each Subaccount are Our property but are not chargeable with the liabilities arising out of any other business We may conduct, except to the extent that Variable Account assets exceed Variable Account liabilities arising under the contracts or certificates supported by the Variable Account. The Variable Account and each Subaccount is separate from the Our General Account and any other separate account or Subaccount We may have.

INVESTMENT ALLOCATIONS TO THE VARIABLE ACCOUNT - The Variable Account consists of Subaccounts and each Subaccount may invest its assets in a separate class of shares of a designated investment company or companies.

We have the right to change, add or delete designated investment companies. We have the right to add or remove Subaccounts. We also have the right to combine any two or more Subaccounts.

VALUATION OF ASSETS - Assets within each Subaccount will be valued at their net asset value on each Valuation Date.

CERTIFICATE VALUE - Premiums are allocated among the various Subaccounts within the Variable Account. For each Subaccount, the Premiums are converted into Accumulation Units. The number of Accumulation Units credited to the certificate is determined by dividing the Premiums allocated to the Subaccount by the value of the Accumulation Unit for the Subaccount. Surrenders will result in the cancellation of Accumulation Units. The value of the certificate is the sum of the values for the certificate within each Subaccount and the Guaranteed Account. The value of each Subaccount is determined by multiplying the number of Accumulation Units attributable to the Subaccount by the Accumulation Unit value for the Subaccount, independent of the value of any other Subaccount.

ACCUMULATION UNIT VALUES - The value of an Accumulation Unit will vary in accordance with the investment experience of the underlying portfolio in which the Subaccount invests.. The value of Accumulation Units in each Subaccount will change daily to reflect the investment experience of the corresponding underlying portfolio as well as the daily deduction of the Certificate Charges. The value of an Accumulation Unit for a Subaccount is determined as shown below, by subtracting item 2. from item 1.
and dividing the result by item 3, where

1.    is the net result of:

     a) the assets of the Subaccount attributable to the Accumulation Units; plus or minus

     b) the cumulative charge or credit for taxes reserved which is determined by Us to have resulted from the operation of the Subaccount;

2. is the cumulative unpaid charge for the Mortality and Expense Risk Charge and for the Administrative Expense Charge, which are shown in the Certificate Schedule; and

3. is the number of Accumulation Units outstanding at the end of the Valuation Period.

The value of Accumulation Units is expected to increase or decrease from Valuation Period to Valuation Period. The number of Accumulation Units credited to a certificate will not change as a result of any fluctuations in the value of an Accumulation Unit.

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                               GUARANTEED ACCOUNT

GENERAL DESCRIPTION - The Guaranteed Account is a part of Our General Account. The amount the Certificateholder has in the Guaranteed Account at any time is a result of Premiums that the Certificateholder has allocated to it or any part of his/her Certificate Value he/she has transferred to it.

GUARANTEE PERIOD - The portion of the Certificateholder's Certificate Value within the Guaranteed Account is credited with interest at rates guaranteed by Us for the Guarantee Period of one year. Interest is credited on a daily basis at the then applicable effective guaranteed interest rate for the Guarantee Period. If the Certificateholder has allocated any part of his/her Initial
Premium to the Guaranteed Account, the amount allocated is shown on the Certificate Schedule.

The guaranteed interest rate applicable to an allocation of Premium or transfer of Certificate Value to the Guarantee Period is the rate in effect for that Guarantee Period at the time of the allocation or transfer. If the Certificateholder has allocated or transferred amounts at different times to the Guaranteed Account, each allocation or transfer may have a unique effective guaranteed interest rate associated with that amount. We guarantee that the effective annual rate of interest for the Guaranteed Account will not be less than 3%.


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                                    TRANSFERS


During the Accumulation Period, or after the Annuity Date, provided a variable Annuity Option was selected, the Certificateholder may transfer all or part of his/her interest, in a Subaccount, or allocated to the Guaranteed Account, to another Subaccount or to the Guaranteed Account. However, after the Annuity Date no transfers may be made between a Subaccount and the Guaranteed Account. The Transfer Fee is shown on the Certificate Schedule.

All transfers are subject to the following:

1. The deduction of any Transfer Fee that may be imposed is shown in the Certificate Schedule. The Transfer Fee will be deducted from the amount which is transferred. However, no Transfer Fee will be imposed on transfers resulting from the expiration of a Guarantee Period.

2. If We have not received transfer instructions prior to the end of a Guarantee Period in which the Certificateholder has Certificate Value, We will automatically transfer it to a new Guarantee Period and under the same restrictions as if he/she had requested such transfer.


3.   The minimum  amount which may be transferred is the lesser of (A) $1,000 or
     (B) the Certificateholder's entire interest in the Subaccount or in the amount allocated to the Guarantee Period of the Guaranteed Account.

4. No partial transfer will be made if, as a result of such transfer, the Certificateholder's remaining Certificate Value in the Subaccount or in the amount allocated to the Guarantee Period of the Guaranteed Account would be less than $1,000.

5. Transfers will be effected during the Valuation Period next following receipt by Us of a written transfer request containing all required information. However, no transfer may be made effective within seven calendar days of the date on which any annuity payment is due.

6. Any transfer request must clearly specify:

     a.   the amount which is to be transferred; and

     b. the Subaccounts or Guarantee Periods of the Guaranteed Account which are to be affected.

7. After the Annuity Date, transfers may not take place between a fixed Annuity Option and a variable Annuity Option.



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                               CERTIFICATE CHARGES

MORTALITY AND EXPENSE RISK CHARGE - We deduct a Mortality And Expense Risk Charge equal, on an annual basis, to the amount shown on the Certificate Schedule. We guarantee that the dollar amount of each annuity payment after the first will not be affected by variations in mortality or expense experience.

ADMINISTRATIVE EXPENSE CHARGE - We deduct an Administrative Expense Charge equal, on an annual basis, to the amount shown on the Certificate Schedule. The Administrative Expense Charge compensates Us for some of the costs associated with the administration of this certificate and the Variable Account.

CERTIFICATE MAINTENANCE CHARGE - We deduct an annual Certificate Maintenance Charge shown on the Certificate Schedule. The Certificate Maintenance Charge will be deducted from the Certificate Value on each Certificate Anniversary while this certificate is in force. Prior to the Annuity Date, the Certificate Maintenance Charge will be deducted from the Certificate Value by canceling Accumulation Units. The number of Accumulation Units to be canceled from each applicable Subaccount will be in the ratio that the value of each Subaccount bears to the total Certificate Value.

If this certificate is surrendered for its full Surrender Value on other than a Certificate Anniversary, the full Certificate Maintenance Charge due on the next Certificate Anniversary will be deducted at the time of surrender.

On and after the Annuity Date, the Certificate Maintenance Charge will be pro-rated and collected on a monthly basis and this will result in a reduction of the variable portion of the monthly annuity payments.


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DOLLAR COST  AVERAGING - Using Our Dollar Cost  Averaging Plan Request Form, the
Certificateholder may elect automatic monthly transfers from the Money Market Subaccount or Guaranteed Account into Subaccounts for a specified dollar amount or specified number of months in accordance with the following:

     1. the allocation to the Subaccounts will be based on the Premium allocation that is in effect at the time of each transfer;

     2. if the Certificateholder elects Dollar Cost Averaging in conjunction with his/her application for this certificate, the automatic transfers will begin on the first Monthly Anniversary following the end of the period described in the Right To Cancel This Certificate provision in the first page allowing for the return of the certificate.

     3. if the Certificateholder elects Dollar Cost Averaging after this certificate has been issued, the automatic transfers will begin on the second Monthly Anniversary following Our receipt of his/her election

     4. this option may be elected at any time provided there is a minimum balance of $12,000 in the Money Market Subaccount or Guaranteed Account;

     5. all Premiums received after the date Dollar Cost Averaging is elected will be applied to the Money Market Subaccount or Guaranteed Account for the purpose of Dollar Cost Averaging.

If the Certificateholder elects to transfer a specific dollar amount each month, automatic transfers will continue until his/her Money Market Subaccount or Guaranteed Account is depleted. If he/she elects to transfer based on a specific number of months, each month We will transfer a fraction of the balance in the Money Market Fund or Guaranteed Account equal to one divided by the number of months remaining in the period. For example, if she/he elects to transfer over a 12 month period, the first transfer will be 1/12th of the balance in the Money Market Fund or Guaranteed Account, the second transfer will be 1/11th of the balance, the third transfer will be 1/10th of the balance and so on until the end of the requested period.

Automatic monthly transfers will continue until one of the following conditions occur:

     1. the balance in the Money Market subaccount or Guaranteed Account is depleted;

     2. We receive the Certificateholder's written request to cancel future transfers;

     3.   We receive notification of the death of the Certificateholder;

     4.   this certificate lapses.


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                               ANNUITY PROVISIONS


CHANGE IN ANNUITY DATE - The Certificateholder may, upon at least thirty (30) days prior written notice to Us, at any time prior to the Annuity Date, change the Annuity Date shown on the Certificate Schedule. The Annuity Date must always be the first day of a calendar month.


Unless We approve otherwise, the new Annuity Date must be at least one year after the Effective Date of the certificate. The latest Annuity Date is the first day of the first calendar month following the Annuitant's 90th birthday or such earlier date as may be set by applicable law.


                                 ANNUITY OPTIONS

SELECTION OF ANNUITY OPTION - If the Annuitant is alive on the Annuity Date, We will apply the Certificate Value to provide an income on the basis of a life income with 10 years guaranteed, unless another annuity option has been selected. The Certificateholder may however, upon at least thirty (30) days prior written notice to Us, at any time prior to the Annuity Date, select and/or change the Annuity Option. The Annuity Option he/she selects may be on a fixed or variable basis, or a combination thereof. If, at the time of election of an Annuity Option, We are using more favorable rates, they will be used in lieu of those here guaranteed. We may also make available other options.



OPTION 1 - LIFE INCOME. Monthly annuity payments are paid during the life of an Annuitant ceasing with the last Annuity Payment due prior to the Annuitant's death.

OPTION 2 - LIFE INCOME WITH 10 YEAR GUARANTEE. Monthly annuity payments are paid during the life of an Annuitant, but at least for a 10 year minimum period.

OPTION 3 - JOINT AND LAST SURVIVOR ANNUITY. Monthly annuity payments are paid during the joint lifetime of the Annuitant and a designated second person and are paid thereafter during the remaining lifetime of the survivor ceasing with the last annuity payment due prior to the survivor's death.


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FIXED OPTIONS

The amount of each fixed annuity payment is determined by multiplying the available Certificate Value (after the deduction of any premium taxes not previously deducted) by the factor in the Fixed Option Table for the option chosen, using the age and sex of the Annuitant and Joint Annuitant, if any, divided by 1,000. The tables are determined from the 1983 Individual Annuity Mortality Table with interest at the rate of 3% per annum. If, when annuity payments are elected, We are using tables of annuity rates for these contracts which result in larger annuity payments, We will use those tables instead. The annuity payments, determined at the time of their election, will not be less than payments that would be provided by the application of the Certificate Value to an immediate annuity then offered by Us at the time of election, for the same class of annuitants.



VARIABLE OPTIONS

The amount of the first variable annuity payment depends on the Annuity Option elected and the age and sex of the Annuitant. This certificate contains a Variable Options Table indicating the dollar amount of the first monthly payment under each optional annuity form for each $1,000 of value applied. The tables are determined from the 1983 Individual Annuity Mortality Table with interest at the rate of 5% per annum. If, when annuity payments are elected, We are using tables of annuity rates for these contracts which result in larger annuity payments, We will use those tables instead.

The 5% interest rate assumed in the annuity tables would produce level annuity payments if the net investment rate remained constant at 5% per year. Subsequent payments will be less than, equal to, or greater than the first payment depending upon whether the actual net investment rate is less than, equal to, or greater than 5%.

The dollar amount of the first variable annuity payment is determined by applying the available Certificate Value (after deduction of any premium taxes not previously deducted) to the table using the age and sex of the Annuitant and any joint Annuitant. The number of Annuity Units is then determined by dividing this dollar amount by the then current Annuity Unit value. Thereafter, the number of Annuity Units remains unchanged during the period of annuity payments. This determination is made separately for each Subaccount of the Variable Account. The number of Annuity Units is determined for each Subaccount and is based upon the available value in each Subaccount as of the date annuity payments are to begin. The dollar amount determined for each Subaccount will then be aggregated for purposes of making payments. The dollar amount of the second and later variable annuity payments is equal to the number of Annuity Units determined for each Subaccount times the Annuity Unit value for that Subaccount as of the due date of the payment. This amount may increase or decrease from month to month. The value of an Annuity Unit for a Subaccount is determined as shown below, by subtracting item 2. from item 1. and dividing the result by item 3. and multiplying the result by a factor to neutralize the assumed net investment rate, discussed above, of 5% per annum (which is built into the annuity rate tables below and which is not applicable because the actual net investment rate is credited instead) where:

1.    is the net result of:

     a) the assets of the Subaccount attributable to the Annuity Units; plus or minus

     b) the cumulative charge or credit for taxes reserved which is determined by Us to have resulted from the operation of the Subaccount;

2. is the cumulative unpaid charge for the Mortality and Expense Risk Charge and for the Administrative Expense Charge, which are shown in the Certificate Schedule; and

3.   is the  number of Annuity  Units  outstanding  at the end of the  Valuation
     Period.

The value of an Annuity Unit may increase or decrease from Valuation Period to Valuation Period.

                                  DEATH BENEFIT

CERTIFICATEHOLDER'S DEATH - In the event of the Certificateholder's death prior to the Annuity Date, a death benefit is payable to the Beneficiary. The value of the death benefit will be determined as of the date We receive proof of death in a form acceptable to Us. If there has been a change of Certificateholder from one natural person to another natural person, the death benefit will be the Certificate Value unless the change of ownership results from the election, made by a surviving spouse as designated Beneficiary to continue the certificate. Otherwise, We will pay the death benefit equal to the greatest of:

1. the total of all Premiums paid reduced proportionally by any surrenders in the same proportion that the Certificate Value was reduced on the date of a surrender; or

2.   the Certificate Value; or

3. the greatest Certificate Value at any seventh Certificate Anniversary reduced proportionally by any surrenders subsequent to that Certificate Anniversary in the same proportion that the Certificate Value was reduced on the date of a surrender, plus any Premium paid subsequent to that Certificate Anniversary.

The amount of the reduction in the death benefit under items 1 and 3 above would be determined as "A" multiplied by the result of "B" divided by "C" where:

"A" is the death benefit prior to the partial surrender, "B" is the partial surrender amount, and "C" is the Certificate Value prior to the partial surrender.

Example: If the death benefit prior to the partial surrender is $50,000, the Certificate Value prior to the partial surrender is $40,000, and a $10,000 partial surrender is requested, the reduction in the death benefit as of the date of the partial surrender would be determined as follows:

                      $10,000
       $50,000  x    ------------- =    $12,500
                      $40,000



The Beneficiary may elect the death benefit to be paid as follows:

1. payment of the entire death benefit within 5 years of the date of the Certificateholder's death; or

2. payment over a period not extending beyond the life expectancy of such designated Beneficiary based on Tables V and VI of section 1.72-9 of the Income Tax Regulation with distribution beginning within 1 year of the date of death of the Certificateholder; or

3. if the designated Beneficiary is Certificateholder's spouse, he/she can continue the certificate in his/her own name.

If no payment option is elected within 60 days of Our receipt of proof of the Certificateholder's death, a single sum settlement will be made at the end of the sixty (60) day period following such receipt. Upon payment of the death benefit, this certificate will end.

If the Certificateholder is a person other than the Annuitant, and if the his/her death occurs on or after the Annuity Date, no death benefit will be payable under this certificate. Any guaranteed payments remaining unpaid will continue to be paid to the Annuitant pursuant to the Annuity Option in force at the date of the his/her death. If the Certificateholder is not an individual, the Annuitant shall be treated as the Certificateholder and any change of such first named Annuitant, will be treated as if the Certificateholder died.

DEATH OF THE ANNUITANT - If the Annuitant is a person other than the Certificateholder, and if the Annuitant dies before the Annuity Date, a new Annuitant may be named by the Certificateholder. If no new Annuitant is named within sixty (60) days of Our receipt of proof of death, the Certificateholder will be the new Annuitant. If the Annuitant dies after the Annuity Date, the remaining payments, if any, will be as specified in the Annuity Option elected. We will require proof of the Annuitant's death. Death benefits, if any, will be paid to the designated Beneficiary at least as rapidly as under the method of distribution in effect at the Annuitant's death.

The new death benefit would be:

$50,000 - $12,500 = $37,500


                              SURRENDER PROVISIONS

SURRENDER - While this certificate is in force and before the Annuity Date, We will, upon written request, allow the surrender of all or a portion of this certificate for its Surrender Value. Surrenders will result in the cancellation of Accumulation Units from each applicable Subaccount and the reduction in the Guaranteed Account in the ratio that the value of each bears to the total Certificate Value. The Certificateholder must specify in writing in advance which units are to be canceled if other than the above mentioned method of cancellation is desired. We will pay the amount of any surrender within seven
(7) days of receipt of a request unless the "Delay of Payments" provision is in effect.

The Surrender Value will be the Certificate Value as of the date of Our receipt of the Certificateholder's written surrender request, reduced by the sum of:

1.   any applicable premium taxes not previously deducted; plus

2.   any applicable Certificate Maintenance Charge; plus

3.   any applicable Surrender Charge.

CALCULATION OF SURRENDER CHARGE - If all or a portion of the Surrender Value is surrendered, a Surrender Charge will be calculated at the time of each surrender and will be deducted from the Certificate Value. In calculating the Surrender Charge, Premiums will be allocated at the time of surrender on a first-in, first-out basis.

The amount of the Surrender Charge is calculated by:

1.    reducing the amount to be surrendered by the greater of:

     a) the accumulated earnings of this certificate (i.e., the Certificate Value minus Premiums which have not been allocated to amounts previously surrendered); or
     b) 10% of all remaining unsurrendered Premiums, decreased by any surrender made since the last Certificate Anniversary; then

2.    allocating Premiums to the remaining amount to be surrendered; and

3. multiplying each such allocated Premium by the applicable Percentage of Premium shown in the Certificate Schedule for the period since such Premium was paid; and

4. adding the products of each multiplication in (3) above.

For a partial surrender, the Surrender Charge will be deducted from the remaining Certificate Value, if sufficient; otherwise it will be deducted from the amount surrendered. Partial surrenders will be considered in calculating any death benefit payable under this certificate.

-------------------------------------------------------------------------------


                                DELAY OF PAYMENTS

We will make any payments under this certificate within 7 days (or any shorter period, if required by law) of a request received in good order. We reserve the right to suspend or postpone any type of payment from the Variable Account for any period when:

1. the New York Stock Exchange is closed for other than customary weekend and holiday closings:

2.   trading on the Exchange is restricted;

3. an emergency exists as a result of which it is not reasonably practicable to dispose of securities held in the Variable Account or determine their value; or

4. the Securities and Exchange Commission so permits delay for the protection of security holders.

The applicable rules of the Securities and Exchange Commission will govern as to whether the conditions in 2. or 3. exist.

We reserve the right to delay any type of payment from the General Account for up to six (6) months from the date we receive the request for payment.


                            Options On A Fixed Basis
                             Option 1: Life Income*
                            Monthly Income per $1,000

          Age    Male  Female           Age    Male  Female           Age    Male  Female           Age   Male  Female
           30    3.16    3.03            44    3.65   3.42            58    4.61    4.18            72    6.84    5.93
           31    3.19    3.05            45    3.70   3.46            59    4.71    4.26            73    7.09    6.14
           32    3.21    3.07            46    3.75   3.50            60    4.82    4.35            74    7.35    6.36
           33    3.24    3.10            47    3.81   3.54            61    4.94    4.44            75    7.63    6.59
           34    3.27    3.12            48    3.86   3.59            62    5.06    4.53            76    7.93    6.85
           35    3.30    3.14            49    3.92   3.63            63    5.19    4.63            77    8.26    7.13
           36    3.33    3.17            50    3.98   3.68            64    5.33    4.74            78    8.60    7.42
           37    3.37    3.20            51    4.05   3.73            65    5.48    4.86            79    8.97    7.74
           38    3.40    3.22            52    4.12   3.79            66    5.64    4.98            80    9.37    8.09
           39    3.44    3.25            53    4.19   3.85            67    5.81    5.11            81    9.79    8.47
           40    3.48    3.28            54    4.26   3.91            68    5.99    5.25            82   10.25    8.88
           41    3.52    3.32            55    4.34   3.97            69    6.18    5.40            83   10.73    9.32
           42    3.56    3.35            56    4.43   4.04            70    6.39    5.56            84   11.25    9.80
           43    3.61    3.38            57    4.52   4.11            71    6.61    5.74            85   11.81   10.32

            Option 2: Life Income with 10 years Payments Guaranteed*
                            Monthly Income per $1,000
          Age    Male  Female           Age    Male  Female           Age    Male  Female           Age   Male  Female
           30    3.16    3.03            44    3.64   3.42            58    4.55    4.16            72    6.35    5.72
           31    3.18    3.05            45    3.69   3.45            59    4.65    4.23            73    6.51    5.88
           32    3.21    3.07            46    3.74   3.49            60    4.74    4.31            74    6.68    6.05
           33    3.24    3.09            47    3.79   3.54            61    4.85    4.40            75    6.86    6.23
           34    3.27    3.12            48    3.84   3.58            62    4.96    4.49            76    7.03    6.42
           35    3.30    3.14            49    3.90   3.62            63    5.07    4.58            77    7.21    6.60
           36    3.33    3.17            50    3.96   3.67            64    5.19    4.68            78    7.39    6.80
           37    3.36    3.19            51    4.02   3.72            65    5.32    4.79            79    7.56    7.00
           38    3.40    3.22            52    4.09   3.78            66    5.45    4.90            80    7.74    7.20
           39    3.43    3.25            53    4.15   3.83            67    5.58    5.02            81    7.91    7.40
           40    3.47    3.28            54    4.23   3.89            68    5.73    5.14            82    8.08    7.61
           41    3.51    3.31            55    4.30   3.95            69    5.88    5.28            83    8.25    7.80
           42    3.55    3.35            56    4.38   4.02            70    6.03    5.42            84    8.40    8.00
           43    3.60    3.38            57    4.46   4.08            71    6.19    5.56            85    8.55    8.19

                                   Option 3: Joint (Male and Female) and Last Survivor*
                                                 Monthly Income per $1,000
                       Female Age -      40      45     50      55      60      65      70      75
                           Male Age
                           40           3.13   3.20    3.27    3.32    3.37    3.40    3.43    3.45
                           45           3.17   3.27    3.36    3.44    3.52    3.57    3.62    3.65
                           50           3.20   3.32    3.44    3.56    3.67    3.76    3.83    3.89
                           55           3.23   3.36    3.51    3.67    3.82    3.96    4.08    4.18
                           60           3.25   3.39    3.57    3.76    3.96    4.17    4.35    4.51
                           65           3.26   3.42    3.61    3.83    4.08    4.36    4.64    4.89
                           70           3.27   3.43    3.63    3.88    4.17    4.52    4.90    5.29
                           75           3.27   3.44    3.65    3.91    4.24    4.64    5.12    5.66

* Values are based on the 1983 IAM Table projected with Scale G to the year 2010, with interest at 3.00%. The values shown have not been adjusted for the annual certificate maintenance charge described on pages 3 and 9.
    Values not shown are available from Our Administrative Office on request.


                           Options On A Variable Basis
                             Option 1: Life Income*
                            Monthly Income per $1,000
          Age    Male  Female           Age    Male  Female           Age    Male  Female           Age   Male  Female
           30    4.47    4.36            44    4.90   4.68            58    5.80    5.37            72    8.02    7.07
           31    4.49    4.38            45    4.94   4.71            59    5.90    5.44            73    8.27    7.28
           32    4.51    4.39            46    4.99   4.74            60    6.00    5.52            74    8.54    7.50
           33    4.54    4.41            47    5.04   4.78            61    6.12    5.61            75    8.82    7.74
           34    4.56    4.43            48    5.09   4.82            62    6.24    5.70            76    9.12    8.00
           35    4.59    4.45            49    5.14   4.86            63    6.37    5.80            77    9.45    8.28
           36    4.61    4.47            50    5.20   4.91            64    6.51    5.90            78    9.80    8.57
           37    4.64    4.49            51    5.26   4.95            65    6.65    6.01            79   10.17    8.90
           38    4.67    4.51            52    5.33   5.00            66    6.81    6.13            80   10.57    9.25
           39    4.70    4.54            53    5.40   5.05            67    6.98    6.26            81   11.00    9.63
           40    4.74    4.56            54    5.47   5.11            68    7.17    6.40            82   11.46   10.04
           41    4.78    4.59            55    5.54   5.17            69    7.36    6.55            83   11.95   10.49
           42    4.81    4.62            56    5.62   5.23            70    7.57    6.71            84   12.47   10.98
           43    4.85    4.64            57    5.71   5.30            71    7.79    6.88            85   13.03   11.50

            Option 2: Life Income with 10 years Payments Guaranteed*
                            Monthly Income per $1,000
          Age    Male  Female           Age    Male  Female           Age    Male  Female           Age   Male  Female
           30    4.47    4.36            44    4.88   4.67            58    5.72    5.33            72    7.43    6.81
           31    4.49    4.38            45    4.92   4.70            59    5.81    5.40            73    7.59    6.97
           32    4.51    4.39            46    4.97   4.74            60    5.90    5.48            74    7.75    7.13
           33    4.53    4.41            47    5.01   4.77            61    6.00    5.55            75    7.91    7.30
           34    4.55    4.43            48    5.06   4.81            62    6.10    5.64            76    8.08    7.48
           35    4.58    4.44            49    5.11   4.85            63    6.21    5.73            77    8.24    7.66
           36    4.61    4.46            50    5.17   4.89            64    6.32    5.82            78    8.41    7.84
           37    4.63    4.49            51    5.22   4.94            65    6.44    5.92            79    8.58    8.03
           38    4.66    4.51            52    5.28   4.98            66    6.57    6.03            80    8.74    8.23
           39    4.70    4.53            53    5.34   5.03            67    6.70    6.14            81    8.91    8.42
           40    4.73    4.56            54    5.41   5.09            68    6.84    6.26            82    9.07    8.61
           41    4.76    4.58            55    5.48   5.14            69    6.98    6.39            83    9.22    8.80
           42    4.80    4.61            56    5.56   5.20            70    7.12    6.52            84    9.37    8.98
           43    4.84    4.64            57    5.63   5.26            71    7.27    6.66            85    9.51    9.16

                                 Option 3: Joint (Male and Female) and Last Survivor*
                                               Monthly Income per $1,000
                       Female Age -      40      45     50      55      60      65      70      75
                           Male Age

                           40           4.41   4.47    4.52    4.57    4.61    4.65    4.68    4.70
                           45           4.45   4.52    4.60    4.67    4.73    4.79    4.83    4.87
                           50           4.48   4.57    4.66    4.76    4.86    4.95    5.02    5.08
                           55           4.50   4.60    4.72    4.86    4.99    5.12    5.24    5.34
                           60           4.52   4.63    4.78    4.94    5.12    5.31    5.49    5.65
                           65           4.53   4.66    4.82    5.01    5.23    5.48    5.75    6.00
                           70           4.54   4.67    4.85    5.06    5.32    5.64    6.00    6.38
                           75           4.55   4.69    4.87    5.10    5.39    5.77    6.22    6.74

* Values are based on the 1983 IAM Table projected with Scale G to the year 2010, with interest at 5.00%. The values shown have not been adjusted for the annual certificate maintenance charge described on pages 3 and 9.
    Values not shown are available from Our Administrative Office on request.